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                                                               Exhibit 3 (i) (c)
                                                                     Exhibit B-3
                                                               -----------------



                           CERTIFICATE OF DESIGNATION

                             OF SERIES C CUMULATIVE

                           REDEEMABLE PREFERRED STOCK

                                       OF

                        eGAIN COMMUNICATIONS CORPORATION


               Pursuant to Section 151 of the General Corporation
                          Law of the State of Delaware


     eGAIN COMMUNICATIONS CORPORATION, a corporation organized under the laws of the State of Delaware (the "Corporation"), certifies that, pursuant to the authority contained in its Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock, $.001 par value per share, designated Series C Cumulative Redeemable Preferred Stock:

     RESOLVED, that the series of authorized Preferred Stock, par value $.001 per share, designated Series C Cumulative Redeemable Preferred Stock of the Corporation be hereby created, and that the designations and amounts thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

     A. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section E; and

     B. The Corporation shall have authority to issue 2,083,000 shares of Series C Cumulative Redeemable Preferred Stock, $.001 par value per share (the "Redeemable Preferred Stock").

     C. The voting powers, preferences and relative, participating, optional and other special rights of the shares of the Redeemable Preferred Stock, and the qualifications, limitations and restrictions thereof are as follows:

     1.  Ranking.  The Redeemable Preferred Stock shall, with respect to
         -------
dividend rights and rights on liquidation, dissolution or winding up, rank junior to the Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") and the Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") of the Corporation, and
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rank senior to all other equity securities of the Corporation, and any other series or class of the Corporation's preferred stock, common stock or other capital stock, now or hereafter authorized.

     2.  Dividends and Distributions.  The holders of shares of Redeemable
         ---------------------------
Preferred Stock shall be entitled to receive dividends, as, when and if declared by the Board of Directors, of funds legally available therefor ("Legally Available Funds"), as follows:

         (a) Dividends. Dividends on each share of the Redeemable Preferred
             ---------
Stock shall begin to accrue and accumulate on a daily basis (whether or not declared) from the date such share is issued (the "Issuance Date") at the following rates per annum: (i) 12% of the Stated Value of such share, from the Issuance Date to 180 days after the Issuance Date, and (ii) thereafter, 15% of the Stated Value of such share, in each case calculated on the basis of a 365-day year, and shall cumulate if not declared and paid as provided below.

         (b) Participating Dividends. Under no circumstances shall the
             -----------------------
Corporation pay any dividend or other distribution to holders of shares of Common Stock at any time when there is any arrears in the payment of accrued and accumulated dividends on the Redeemable Preferred Stock. If the Board of Directors of the Corporation shall in any calendar year declare a dividend or make any other distribution (including in cash or other property or assets) to holders of shares of Common Stock, other than a dividend payable solely in shares of Common Stock, then the holders of shares of Redeemable Preferred Stock shall be entitled to receive, out of Legally Available Funds, an additional dividend or distribution in respect of each share of Redeemable Preferred Stock equal to the excess, if any, of the amount of such dividend or distribution payable to the holder of ten shares of Common Stock over the amount of dividends payable in respect of one share of Redeemable Preferred Stock in such calendar year. The calculation of the participating dividends pursuant to this Section C(2)(b) shall be appropriately adjusted for any Adjusting Event.

         (c) Payment; Record Date. Dividends on Redeemable Preferred Stock
             --------------------
payable pursuant to Section C(2)(a) shall be payable in cash on June 30 and December 31 of each year and, if not paid on such dates, shall compound on such dates. Dividends payable pursuant to Section C(2)(b) shall be payable in the same form and at the same time as such dividend or distribution is made to holders of the Common Stock. Upon the occurrence of either (a) a consolidation, merger or other business combination or recapitalization or refinancing of the Corporation resulting in the holders of the issued and outstanding voting securities of the Corporation immediately prior to such transaction owning or controlling less than a majority of the voting securities of the continuing or surviving entity immediately following such transaction, or (b) a sale, lease, exchange, transfer or other disposition (including by merger, consolidation or otherwise) of assets constituting all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to a Person or group of Persons, all unpaid accrued or accumulated dividends on Redeemable Preferred Stock shall be immediately due and payable. The Board of Directors may fix a record date for the determination of holders of shares of Redeemable Preferred Stock

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

entitled to receive payment of any dividends payable pursuant to Section C(2), which record date shall not be more than 60 days nor less than 10 days prior to the applicable dividend payment date.

         (d) Dividends Pro Rata.  All dividends paid with respect to shares of
             ------------------
Redeemable Preferred Stock shall be paid pro rata to the holders entitled thereto. If the Legally Available Funds shall be insufficient for the payment of the entire amount of cash dividends payable at any dividend payment date, such funds shall be allocated pro rata for the payment of dividends with respect to the shares of Redeemable Preferred Stock based upon the aggregate Liquidation Value of the outstanding shares of Redeemable Preferred Stock.

     3.  Voting Rights.  Except as required by law or by this Section C(3), the
         -------------
holders of the Redeemable Preferred Stock shall not be entitled to vote on any matter voted on by the stockholders of the Corporation. None of the following actions may be taken, directly or indirectly, by the Corporation or any of its Subsidiaries, without the approval of the holders of at least 66 % of the Aggregate Interest, voting in person or by proxy, at a special or annual meeting called for the purpose or by written consent:

         (a) The adoption of an amendment, restatement or modification of the Amended and Restated Certificate of Incorporation, By-laws, certificates of designation or other governance documents which would change or otherwise adversely affect the rights of the holders of the Redeemable Preferred Stock; and

         (b) The authorization, creation or issuance of any shares of capital stock or other equity or equity-linked securities which are ranked prior to, or are pari passu with, the Redeemable Preferred Stock (other than the Series A and Series B Cumulative Convertible Preferred Stock).

So long as there is a Majority Shareholder, any of the actions set forth in Section C(3) must also be approved by a majority of the Aggregate Interest, excluding the shares and vote of the Majority Shareholder, voting in person or by proxy at a special or annual meeting called for the purpose or by written consent.

     4.  Liquidation, Dissolution or Winding Up.
         --------------------------------------

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, before any distribution or payment to holders of Common Stock or of any other capital stock ranking in any such event junior to the Redeemable Preferred Stock, the holders of shares of Redeemable Preferred Stock shall be entitled to be paid the Liquidation Value.

         (b) If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Redeemable

Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Redeemable Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

         (c) A consolidation, merger or other business combination of the Corporation resulting in the holders of the issued and outstanding voting securities of the Corporation immediately prior to such transaction owning or controlling a majority of the voting securities of the continuing or surviving entity immediately following such transaction shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section C(4) (unless in connection therewith the liquidation of the Corporation is specifically approved).

     5.  Redemption at the Option of the Corporation.
         -------------------------------------------

         (a) Subject to the conditions set forth below, any or all of the Redeemable Preferred Stock shall be redeemable, at the option of the Corporation, at a redemption price per share (the "Redemption Price") equal to the greater of (i) 101% of the applicable Liquidation Value and (ii) an amount per share equal to the average Adjusted Market Price per ten (10) shares of Common Stock on the twenty (20) consecutive trading days prior to the date of redemption plus any accrued and unpaid dividends on such share of Redeemable Preferred Stock on such date of redemption (the "Market Redemption Price").

         (b) In order to exercise its redemption right, the Corporation shall send a notice to the holders of the Redeemable Preferred Stock in accordance with Section D(1), stating the aggregate number of shares of Redeemable Preferred Stock to be redeemed, the number of shares of Redeemable Preferred Stock held by each holder that the Corporation intends to redeem and the date (the "Corporation Redemption Date") of such redemption (the "Redemption Notice"), the notice to be sent a minimum of twenty (20) Business Days prior to such redemption date.

         (c) On the Corporation Redemption Date (i) the full Redemption Price for every share redeemed shall be payable in cash by the Corporation to the person or persons entitled to receive the same or to the nominee or nominees of such person; and (ii) each holder of the Redeemable Preferred Stock shall surrender to the Corporation the certificate or certificates representing the shares of the Redeemable Preferred Stock that were the subject of the Redemption Notice, duly endorsed to the Corporation or in blank, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued by the Corporation, at its expense, representing the unredeemed shares.

         (d) If the Corporation chooses to redeemed only part of the issued and outstanding shares of Redeemable Preferred Stock, the Corporation shall effect such redemption pro rata according to the number of shares of Redeemable Preferred Stock held by each holder.

     6.  Redemption at the Option of the Holders.
         ---------------------------------------

         (a) Subject to the conditions set forth below, any or all of the Redeemable Preferred Stock shall be redeemable, at the option of the holder thereof, at a Redemption Price equal to the greater of (i) 101% of the applicable Liquidation Value or (ii) the Market Redemption Price.

         (b) In order to exercise its redemption right, the holder of the Redeemable Preferred Stock shall send a notice to the Chief Financial Officer of the Corporation, stating the number of shares of Redeemable Preferred Stock to be redeemed, the aggregate number of shares of Redeemable Preferred Stock held by such holder and the date (the "Holder Redemption Date") on or before which such redemption shall occur (the "Holder Redemption Notice"). The Holder Redemption Notice must be sent not less than 120 days prior to such Holder Redemption Date, except that a Holder Redemption Notice sent between December 1, 2000 and January 31, 2001 or sent between August 1, 2005 and September 30, 2005 may be sent not less than thirty (30) days prior to such Holder Redemption Date. The Holder Redemption Notice may be sent contemporaneously with the notice to convert the Series B Preferred Stock into Redeemable Preferred Stock or at any time thereafter, provided that the notice complies with this Section C(6)(b).

         (c) On or before the Holder Redemption Date (i) the full Redemption Price for every share redeemed shall be payable in cash by the Corporation to the person or persons entitled to receive the same or to the nominee or nominees of such person; and (ii) each holder of the Redeemable Preferred Stock shall surrender to the Corporation the certificate or certificates representing the shares of the Redeemable Preferred Stock that were the subject of the Holder Redemption Notice, duly endorsed to the Corporation or in blank, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued by the Corporation, at its expense, representing the unredeemed shares.

     7.  Termination of Rights.  Except as otherwise set forth herein, on and
         ---------------------
after a Corporation Redemption Date or a Holder Redemption Date, all rights of any holder of Redeemable Preferred Stock as a holder of the shares redeemed on such date shall cease and terminate, and such redeemed shares shall be canceled and no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; except that, if the Corporation defaults in the payment of the Redemption Price in full for any reason, the rights, preferences and privileges of the holders of Redeemable Preferred Stock

(including the accretion and payment of dividends) shall continue to inure to the benefit of the holders of Redeemable Preferred Stock until the Corporation cures such default.

     8.  Reorganization, Reclassification, Merger and Sale of Assets Adjustment.
         ----------------------------------------------------------------------
If there occurs any capital reorganization or any reclassification of the Common Stock, the consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation of the Corporation in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock) or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation to another Person (each an "Extraordinary Transaction"), then, in addition to other rights set forth herein, each share of Convertible Preferred Stock shall be entitled to receive the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock upon such reorganization, reclassification, consolidation, merger, sale or transfer, in respect of that number of shares of Common Stock determined by dividing (x) the greater of (i) 101% of the Liquidation Value and (ii) the Market Redemption Price by (y) the average Adjusted Market Price per ten (10) shares of Common Stock on the twenty (20) consecutive trading days immediately prior to such reorganization, reclassification, consolidation, merger, sale or transfer.

     D.  General Provisions.
         ------------------

         1. Notices. Except as otherwise expressly provided, whenever notices or
            -------
other communications are required to be made, delivered or otherwise given to holders of shares of the Redeemable Preferred Stock, the notice or other communication shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery, addressed to the Persons shown on the books of the Corporation as such holders at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the Corporation's Amended and Restated Certificate of Incorporation and By-laws and applicable law, as in effect from time to time. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the U.S. mail, postage prepaid, if mailed; and when receipt is acknowledged verbally or in writing (but not mechanically), if telecopied.

         2.  Certain Remedies.  Any registered holder of shares of Redeemable
             ----------------
Preferred Stock shall be entitled to an injunction or injunctions to prevent violations of the provisions of this Certificate of Designation and to enforce specifically the terms and provisions of this Certificate of Designation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity. Notwithstanding the foregoing, the observance of any term of this Certificate of Designation which benefits only the holders of the Redeemable Preferred Stock may be waived by holders of at least 66 % of the Aggregate Interest, provided that, so long as there is a Majority

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Shareholder, any such waiver must also be approved by holders of a majority of the Aggregate Interest excluding the shares and vote of the Majority Shareholder (either generally or in a particular instance and either retroactively or prospectively).

         3. Invalidity. If any right, preference or limitation of the Redeemable
            ----------
Preferred Stock set forth herein (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Section 2 (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall not be deemed dependant upon any other such right, preference or limitation unless so expressed herein.

     E.  Definitions.  For the purposes of this Certificate of Designation, the
         -----------
following terms shall have the meanings indicated:

         Adjusting Event" means any case in which the Corporation shall (1) pay a dividend in shares of Common Stock to holders of Common Stock, (2) make a distribution in shares of any class of its capital stock to all holders of Common Stock, (3) subdivide any of its outstanding Common Stock into a greater number of shares, or (4) combine any of its outstanding Common Stock into a smaller number of shares.

         "Adjusted Market Price" means the Market Price adjusted (upwards only) as follows: in case an Adjusting Event occurs, the Market Price shall be adjusted to represent the percentage of all outstanding shares of Common Stock which the holder of the Redeemable Preferred Stock would have owned had each share of Redeemable Preferred Stock been converted into ten shares of Common Stock immediately prior to the happening of such event.

         "Affiliate" means any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

         "Aggregate Interest" means the aggregate interest of all issued and outstanding Redeemable Preferred Stock and Series B Preferred Stock, such interest to be calculated in accordance with the Liquidation Value of each of the Redeemable Preferred Stock and the Series B Preferred Stock, each as defined in their respective certificates of designations.

         "Business Day" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

         "Common Stock" means the Corporation's Common Stock, par value $.001 per share.

         "including," when followed by one or more items, means including but not limited to such items, unless the context clearly requires otherwise.

         "Liquidation Value" means, with respect to each share of
RedeemablePreferred Stock as of any date, an amount equal to the Stated Value per share of Redeemable Preferred Stock plus an amount equal to all dividends
                                        ----
accrued but not yet paid under Section C(2).

     "Majority Shareholder" means the Oak Hill Entities (as defined in the Securities Purchase Agreement) and their Affiliates, so long as they collectively own at least 33% of the Aggregate Interest, and any transferee of the Oak Hill Entities and their Affiliates if such transferee and its Affiliates
(x) purchase over 50% of the Aggregate Interest from the Oak Hill Entities and their Affiliates and (y) continue to collectively own at least 33% of the Aggregate Interest.

     "Market Price" on any date shall mean the closing bid price per share of the Common Stock on NASDAQ or, if not then listed or traded on NASDAQ, such other exchange, market or system that the Common Stock is then listed or traded on. If on any such date the shares of such Common Stock are not listed or admitted for trading on any national securities exchange or quoted on NASDAQ or a similar service, the Market Price for such shares shall be the fair market value of such shares on such date as determined in good faith by the Board of Directors of the Company and shall be the value which is agreed upon by at least 66 % of the members thereof, or if such percentage of the members of the Board of Directors are unable to agree upon the value of such consideration, the value thereof shall be determined by an independent investment bank of a nationally recognized stature that is selected by the holders of a majority of the outstanding shares of Redeemable Preferred Stock and the Corporation.

     "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotation System.

     "Person" means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

     "Securities Purchase Agreement" means the Securities Purchase Agreement, dated as of August 8, 2000, among the Corporation and the initial holders of the Series B Preferred Stock.

     "Stated Value" means, with respect to each share of Redeemable Preferred Stock, the average Market Price on the twenty (20) consecutive trading days immediately prior to the issuance of such share of Redeemable Preferred Stock multiplied by ten (10).

     IN WITNESS WHEREOF, said eGAIN COMMUNICATIONS CORPORATION has caused this Certificate of Designation of Redeemable Preferred Stock to be duly executed by its duly authorized officer, this __ day of August, 2000.


                                    eGAIN COMMUNICATIONS CORPORATION


                                    By:
                                        ----------------------------
                                        Name:
                                        Title: